Exhibit 10.65










                          SHAREHOLDER AGREEMENT


                               by and among


                           HTI PRINCIPALS, INC.


                                   and


                            __________________




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                          SHAREHOLDER AGREEMENT


            THIS AGREEMENT is made as of this ___ day of February 2000, by and among HTI PRINCIPALS, INC., a Delaware corporation (the
"Corporation"), and ______________________ (the "Shareholder").

            WHEREAS, the Shareholder is the legal or beneficial owner of shares of capital stock of the Corporation (all of which shares, together with any other shares of stock of the Corporation, or its successors by merger or consolidation, which the Shareholder may hereafter own, being referred to herein as "Shares"); and

            WHEREAS, in order to promote harmonious management of the Corporation, it is the intention and mutual purpose of the Shareholder to provide for certain rights and limitations upon transfers of Shares as more fully set forth below;

            NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed and covenanted by and among the parties to this Agreement as follows:

            Section 1. Restriction on Transfer. Except as expressly permitted by this Agreement, the Shareholder shall not sell, assign, transfer, convey, pledge, encumber or otherwise dispose of any legal or beneficial interest in the Shares, whether voluntarily or involuntarily, by operation of law or otherwise, without the express written consent of the Corporation. Any such transfer or attempted transfer of any Shares in violation of this Agreement will be void, and the Corporation will not record such transfer on its books or treat any proposed transferee of such Shares as the owner of such Shares for any purpose.

            Section 2. Purchase Option. In the event the Shareholder should desire to sell, assign, transfer or convey all or any portion of the Shares now owned by him or hereafter acquired, the Shareholder must first give written notice to the Corporation of the Shareholder's desire to dispose of the Shares (the "Transfer Notice") which shall also state the number of Shares proposed to be transferred, the name and address of the proposed transferee, and the amount of consideration and other terms of the transfer. The Corporation or any individual, partnership or corporation designated by the Corporation (its "Designee") may, within 90 days after receipt of the Transfer Notice, exercise an option to purchase all or any portion of the Shares so offered for sale for the price and upon the other terms hereinafter provided.

            Section 3. Call Option. The Corporation or its Designee (a) shall exercise an option to purchase all (but not less than all) of the Shares held by Shareholder, for the price and upon the other terms hereinafter provided, upon the death or incapacity of the Shareholder and (b) may, at any other time and at its sole discretion, exercise an option to purchase all or any portion of the Shares held by the Shareholder, for the price and upon the other terms hereinafter provided. Such option shall be exercised by delivering written notice thereof to the Shareholder which shall also state the number of Shares to be purchased, the amount of the purchase price therefor and the other terms of the purchase pursuant to this Agreement.

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            Section 4. Put Option.  The Shareholder may, at any time and at the Stockholder's sole discretion, exercise an option to sell all, but not less than all, of the Shares held by the Shareholder to the Corporation, for the price and upon the other terms hereinafter provided. The Corporation may decline to purchase all or any portion of such Shareholder's Shares, but in such event shall cause a Designee to purchase all Shares not purchased by the Corporation. Such option shall be exercised by delivering written notice thereof to the Corporation, which shall also state the number of Shares to be sold, the amount of the sale price therefor and the other terms of the sale pursuant to this Agreement.

            Section 5. Exercise of Options and Effect of Non-Exercise of
Options.

            5.1 Manner of Exercise. The option granted to the Corporation in Section 2 may be exercised by delivering written notice thereof within the time provided therein to the Shareholder. Options provided in Section 3 or 4 may be exercised as provided therein at any time.

            5.2 Forfeiture of Option. If the option provided to the Corporation in Section 2 is forfeited or not exercised in compliance with this Agreement, then the Shares described in the Transfer Notice may, within 10 days after expiration of the option period described in
Section 2, be transferred to the transferee named in the Transfer Notice upon the terms therein stated; provided that such Shares shall in the hands of such transferee, continue to remain subject to all terms of this Agreement.

            Section 6. Purchase Price.

            6.1 Determination of Purchase Price. The purchase price of Shares purchased under this Agreement shall be determined in accordance with the provisions of Exhibit A hereto.

            6.2 Payment of the Purchase Price. Subject to the provisions of Section 12 below, the purchase price of Shares purchased under this Agreement shall be paid in cash.

            Section 7. Closing. Unless otherwise agreed by the parties, the closing of the purchase and sale of Shares (the "Closing") will take place at the general office of the Corporation ten days after the determination of the "Purchase Price" pursuant to Exhibit A hereto. At the Closing, the selling and purchasing parties shall execute and deliver to each other the various documents which shall be required to carry out their undertakings hereunder including the payment of cash, and the assignment and delivery of Share certificates duly endorsed for transfer. In the event the Corporation or its Designee exercises an option granted pursuant to Sections 2, 3 or 9, and the Shareholder does not deliver the documents required to carry out its undertaking thereunder, the Corporation may take such steps as may be necessary to cause the consummation of such transaction including, without limitation, unilaterally canceling certificates of the Shares to be transferred upon payment of the purchase price as provided in Sections
6.2 or 9, as the case may be.

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            Section 8. Permitted Transfers. Notwithstanding any other
provision of this Agreement, the restrictions contained in Sections 1 and 2 shall not apply with respect to any transfer of Shares by the Shareholder (a) pursuant to applicable laws of descent and distribution;
(b) among such Shareholder's spouse and descendants (whether natural or adopted) or (c) to or from any trust, pension plan or other deferred compensation plan for the benefit of the Shareholder and/or the Shareholder's spouse and/or decedents; provided that all other terms of this Agreement shall continue to be applicable to the Shares after any such transfer and provided further that the transferees of such Shares will agree in writing prior to any such transfer to be bound by the provisions of this Agreement affecting the Shares so transferred.

            Section 9. Offer for Shares. Notwithstanding any other provision of this Agreement, if any person, organization or entity shall offer to purchase all shares of capital stock of the Corporation and, if shareholders holding two-thirds of the then-outstanding shares of capital stock of the Corporation accept, or indicate in writing their intent to accept, such offer as to all of their shares of capital stock, the Shareholder shall forthwith accept such offer and execute and deliver any and all documents and provide all endorsements and powers necessary or convenient to the acceptance of such offer and to the consummation of such purchase and sale. The purchaser of Shares acquired pursuant to this Section 9 shall take such Shares free and clear of the terms of this Agreement.

           Section 10. Legend on Certificates.   All certificates
representing Shares now or hereafter owned by the Shareholder, shall be subject to the provisions of this Agreement and the certificates representing same shall bear the following legend:

            "The sale, transfer or encumbrance of this certificate is subject to an agreement between the Corporation and the holder of these Shares of stock. A copy of the Agreement is on file in the office of the Secretary of the Corporation. The Agreement provides, among other things, for certain prior rights to purchase and certain obligations to sell and to purchase the shares of stock evidenced by this certificate, for a designated purchase price. By accepting the shares of stock evidenced by this certificate the holder agrees to be bound by that Agreement."

           Section 11. Termination.

           11.1 Events of Termination. This Agreement and all restrictions upon transfer created hereby shall terminate on the occurrence of any of the following events:

                   (a)  the bankruptcy or dissolution of the Corporation; or

                   (b) the acquisition by the Corporation of all legal and beneficial interest in all Shares held by the Shareholder; or

                   (c) the execution of a written instrument to the effect that this Agreement shall be terminated, signed by the Corporation and the Shareholder.

           11.2 Survival of Remedies. The termination of this Agreement for any reason shall not affect any right or remedy existing hereunder prior to the effective date of termination hereof.

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           Section 12. Pledge of Shares Prohibited. The Shareholder shall not pledge, hypothecate, encumber, or use for security or collateral for a loan (collectively "Pledge") any Shares subject to the terms and restrictions of this Agreement unless the Corporation shall have previously given its written consent to such transaction. Any consent to such Pledge of the Shares which may be granted by the Corporation shall be expressly conditional on the Shareholder's agreement that, and the Shareholder hereby agrees that, in the event that the holder of such Pledge shall have the right to foreclose on such Shares, the Corporation may exercise its option to acquire the Shares pursuant to Section 3 above and pay the purchase price therefor directly to such holder for application as provided in any agreement regarding the Pledge between such holder and the Shareholder, if any, without notice to the Shareholder.

           Section 13. General Provisions.

           13.1 Governing Law. This Agreement shall be construed pursuant to the laws of the State of Illinois.

           13.2 Remedies for Breach. The Shares are unique chattels and each party to this Agreement shall have the remedies which are available to him or it for the violation of any of the terms of this Agreement, including, but not limited to, the equitable remedy of specific performance.

           13.3 Notices. All notices provided for by this Agreement shall be made in writing (a) either by actual delivery of the notice into the hands of the parties thereunto entitled, or (b) by the mailing of the notice in the U.S. mails registered mail, return receipt requested, to the last known address of the party entitled thereunto as shown on the books of the Corporation. The notice shall be deemed to be given in either case on the date of its actual receipt by the party entitled thereto.

           13.4 Binding Effect. This Agreement is binding upon and inures to the benefit of the Corporation, its successors and assigns and to the Shareholder and the Shareholder's respective heirs, personal representatives, successors and assigns, and the Shareholder by the signing hereof directs the Shareholder's personal representatives to open the Shareholder's estate promptly in the courts of proper jurisdiction and to execute, procure and deliver all documents, including, but not limited to, appropriate orders of the Circuit Court, Probate Division (or court of comparable jurisdiction) and estate and inheritance tax waivers, as shall be required to effectuate the purposes of this Agreement.

           13.5 Waiver. The failure of any party at any time or times to require performance under the provisions of this Agreement shall not affect the right to enforce the same. No waiver by any party of any condition or breach of any term or covenant of this Agreement whether by conduct or otherwise in any one or more instances, shall be deemed to be or construed as a further continuing waiver of any such condition or breach.

           13.6 Descriptive Headings. Paragraph and section headings are used merely for the purpose of organization and where inconsistent with the text are to be disregarded.

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           13.7    Amendment.  This Agreement may be amended, modified,
superseded or canceled only by written instrument executed by the Corporation and the holder or holders of a majority of the Shares subject hereto.

           13.8 Severability. If any provision of this Agreement of any portion of any provision hereof is deemed invalid under any applicable statute or rule of law, such provision shall be, to the extent invalid, deemed omitted.

           13.9 Counterparts. For the convenience of the parties, this Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original.

           13.10 Number and Gender. Whenever the context of this Agreement requires, words used in the singular shall be construed to include the plural and vice versa, and pronouns of whatsoever gender shall be deemed to include and designate the masculine, feminine, or neuter gender.

           13.11 Prior Agreements. Except as specifically provided for herein, this Agreement, including its Exhibits, contains all of the terms agreed upon by the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings with respect thereto, whether oral or written.

            IN WITNESS WHEREOF, the Corporation and the Shareholders have executed this Agreement on the day and year first above written.

            Corporation:            HTI PRINCIPALS, INC.



                                    By:   _______________________
                                          Its:___________________

            Shareholder:


                                          _______________________
                                          [_____________________]




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                                EXHIBIT A

                   Determination of the Purchase Price




            1. The price of Shares to be purchased under the Agreement shall be their Purchase Price as of the Valuation Date, which shall be the amount which bears the same proportion to the amount of the Fair Market Value of the Corporation as the number of Shares to be purchased bears to the total number of shares of the Corporation's capital stock outstanding or reserved for issuance pursuant to securities exercisable for, or convertible into, shares of capital stock on the Valuation Date.

            2. The Valuation Date, as used herein, shall be: in the case of a purchase under Section 2 of the Agreement, the last day of the calendar month preceding the date upon which the Corporation received the Transfer Notice required by Section 2, or, in the case of a purchase under Section 3, the last day of the calendar month preceding the month in which the Shareholder received the notice required by Section 3, or, in the case of a purchase under Section 4, the last day of the calendar month preceding the date upon which the Corporation received the notice required by Section 4.

            3. The term "Fair Market Value" as used in Paragraph 1 of this Exhibit A shall be the total amount of all contributions to capital of the Corporation by all of its Shareholders.

            4. In the case of a purchase of Shares under Section 2 of the Agreement, if the price, if any, offered to the proposed transferee is less than the purchase price determined under paragraph 3 or 5 of this Exhibit A, that price rather than the price so determined shall be the price of Shares to be purchased under the Agreement.

            5. Notwithstanding the provisions of Paragraph 3 above, the purchasing or selling parties may, at their respective options, reject the valuation method in Paragraph 3 and instead utilize an independent valuation of the Fair Market Value as determined by an appraiser chosen by agreement between the purchasing and the selling parties, or, if such parties cannot agree on a common appraiser, the appraisers chosen by the selling and the purchasing parties shall together appoint a third appraiser whose determination of the Fair Market Value shall be binding on selling and the purchasing parties. The fees of all appraisers shall be borne equally by both the purchasing and selling parties.

            6. In the event there is any change in the Shares by reason of a reorganization, recapitalization, merger, consolidation, split-up, combination, or exchange of shares, or similar procedure, or in the event of a stock dividend, the purchase price per share of the Shares shall be adjusted to whatever extent may be necessary to reflect fairly such change in capitalization.


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